UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/28/2008

Technitrol, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05375

PA	23-1292472
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1210 Northbrook Drive, Suite 470, Trevose, PA 19053
(Address of principal executive offices, including zip code)

(215) 355-2900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Technitrol, Inc. entered into a Credit Agreement dated February 28, 2008 by and among Technitrol and certain of its subsidiaries as borrowers, JPMorgan Chase Bank, N.A. as administrative agent, swing line lender and L/C issuer, certain other lenders party thereto, J.P. Morgan Securities Inc. as lead arranger and book runner, Bank of America, N.A., as syndication agent, and Citibank, N.A, and Danske Bank A/S as co-documentation agents. The Credit Agreement provides for a US$200 million senior term loan facility and a US$300 million senior revolving credit facility. Proceeds of loans made on the closing date are to be used in connection with the acquisition of Sonion S/A. Proceeds of loans made after the closing date are to be used for general corporate purposes, including permitted acquisitions. The Credit Agreement contains events of default and affirmative, negative and financial covenants that are generally customary for financings of this type. The financial covenants include consolidated fixed charge coverage and consolidated leverage ratios.

The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.5 which is incorporated herein by reference. Investors in Technitrol and other persons not party to the Credit Agreement should not rely for any purpose on the covenants, representations or warranties made in the Credit Agreement, or consider them as statements of fact or as representing the current state of Technitrol's affairs.

Item 1.02.    Termination of a Material Definitive Agreement

Simultaneously with the execution of the above-referenced Credit Agreement, Technitrol terminated its existing Credit Agreement dated October 14, 2005.

Item 2.01.    Completion of Acquisition or Disposition of Assets

On February 28, 2008, Technitrol, through a wholly-owned subsidiary, completed its acquisition of Sonion A/S pursuant to the Share Purchase Agreement dated January 8, 2008. The purchase price was equivalent to approximately US$410 million, net of cash on hand at Sonion. The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement filed as Exhibit 2.1 to Technitrol's Form 8-K dated January 8, 2008.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As disclosed above under Item 1.01, Technitrol, entered into a US$200 million senior term loan facility and a US$300 million senior revolving credit facility in connection with the acquisition of Sonion. Initial borrowings under the revolving credit facility were $168 million. The loans under the facilities have a current interest rate of 4.375% per annum. The foregoing summary is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.5.

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements of Business Acquired. The financial statements required by Item 9.01(a) are not included with this report. Technitrol intends to file these financial statements by amendment not later than 71 calendar days after the date this Form 8-K is required to be filed with the Securities and Exchange Commission.

(b) Pro Forma Financial Information. The pro forma financial information required under Item 9.01(b) is not included with this report. Technitrol intends to file this pro forma financial information by amendment no later than 71 calendar days after the date this Form 8-K is required to be filed with the Securities and Exchange Commission.

(d) Exhibits.

10.5 Credit Agreement dated as of February 28, 2008 among Technitrol, Inc. and certain of its subsidiaries, JPMorgan Chase Bank, N.A. as administrative agent and lender, and other lenders party thereto.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technitrol, Inc.

Date: March 05, 2008	By:	/s/ Drew A. Moyer
Drew A. Moyer
Sr. Vice President & CFO

Exhibit Index

Exhibit No.	Description
EX-10.5	Credit Agmt